Exhibit 99

For Release February 4, 2009	Contact:
4:01 pm	Richard F. Latour President and CEO Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
FOURTH QUARTER AND YEAR END 2008 RESULTS
Woburn, MA — February 4, 2009 — MicroFinancial Incorporated (Nasdaq-MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the fourth quarter and the year ended December 31, 2008.
2008 Accomplishments Include:
•	Increased finance lease originations by 26.4% from $54.6 million in 2007 to $69.0 million;

•	Increased income on financing leases by 87.7% or $10.8 million and total revenues 24.8% or $7.9 million as compared to 2007;

•	Increased total cash received from customers by 39.4% or $16.8 million as compared to 2007;

•	Increased unearned income by 39.6% from $35.4 million in 2007 to $49.4 million;

•	Increased total assets by 47.7% from $71.0 million in 2007 to $104.9 million;

•	Returned 6.5% on average assets and 9.4% on average equity with a ratio of total liabilities to equity of 0.63 to 1 as of December 31, 2008;

•	Increased the size of our credit line by $30 million; and

•	Paid cash dividends of $2.8 million or $0.20 per share.
Fourth Quarter 2008 Results
Net income for the fourth quarter of 2008 was $0.9 million or $0.07 per diluted share based upon 14,195,748 shares, compared to net income of $1.7 million, or $0.12 per diluted share based upon 14,154,862 shares for the same period last year.
Revenue in the fourth quarter of 2008 was $10.5 million compared to $8.6 million in the fourth quarter of 2007 as expected declines in rental income and service contracts during the quarter were more than offset by growth in the leasing revenues associated with our new lease originations. Revenue from leases was $6.5 million, up $2.3 million from the same period last year and rental income was $2.3 million, down $0.6 million from December 31, 2007. Other revenue components contributed $1.7 million for the current quarter, up $0.2 million from the same period last year.

Total operating expenses for the current quarter increased 49.9% to $9.1 million from $6.1 million in the fourth quarter of 2007. The fourth quarter 2007 provision for credit losses increased $2.4 million to $5.1 million as compared to the fourth quarter of 2007 due to increased delinquencies and higher charge off levels. Fourth quarter net charge-offs increased to $3.8 million from $2.3 million in the comparable period of 2007. Sequentially, amounts billed greater than 31 days delinquent as of December 31, 2008 increased to $6.7 million from $6.0 million as of September 30, 2008. Selling, general and administrative expenses increased 13.5% to $3.4 million from $3.0 million in the fourth quarter of last year primarily due to increases in personnel, legal, marketing and collection related expenses. Interest expense increased to $0.3 million for the quarter due to higher average outstanding debt balances on our line of credit.
Cash received from customers in the fourth quarter was $16.1 million compared to $12.4 million during the same period in 2007. New originations in the quarter increased slightly to $17.7 million for the fourth quarter 2008, compared to $17.1 million in the fourth quarter 2007.
Richard Latour, President and Chief Executive Officer said, “During 2008 many financial service companies have been faced with a number of challenges such as rising delinquencies, increased charge offs and limited access to additional capital. As we navigate through these difficult economic times we continually review our application approval and lease pricing structure to try to maintain a balance in the overall economics of the business. Throughout the year, the Company tightened credit standards which have resulted in a decrease in our average transaction size from $6,500 in 2007 to $5,500 in 2008 and, on a dollar basis, has decreased our application approval ratios from 54.5% in 2007 to 46.7% in 2008. Despite the challenging economy, we added over 1,400 new vendors bringing the total vendor count to approximately 3,400, and processed over 58,900 applications, an increase of over 19,500 applications as compared to 2007. Our conservative leverage ratio and availability under our line of credit provide us with the opportunity to continue to grow a well diversified portfolio.”
Full Year 2008 Results
For the year ended December 31, 2008, net income was $6.0 million versus net income of $6.2 million for the same period last year. Net income per diluted share for the year was $0.42 based on 14,204,105 shares versus $0.44 based on 14,149,634 shares for 2007.
Revenues for the year ended December 31, 2008 increased 24.8% to $39.5 million compared to $31.7 million during 2007. Revenue from leases was $23.1 million, up $10.8 million from the previous year and rental income was $9.8 million, down $3.8 million from 2007. Other revenue components contributed $6.6 million, up $0.8 million from the previous year. New contract originations for the year ended December 31, 2007 were $69.0 million versus $54.6 million during 2007.
Total operating expenses for the year ended December 31, 2008 increased 37.0% to $30.4 million versus $22.2 million for 2007. Selling, general and administrative expenses increased $0.2 million to $13.1 million and interest expense increased $0.9 million to $1.0 million. The provision for credit losses increased $7.5 million to $15.3 million compared to the prior year. Year to date net charge-offs increased to $9.3 million as compared to $7.4 million for 2007.
Headcount at December 31, 2008 was 103, up from 78 at the end of 2007. Cash from customers was $59.3 million during 2008 as compared to $42.6 million for the prior year.

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2008	2007

ASSETS

Cash and cash equivalents	$5,047	$7,080
Restricted Cash	528	561
Net investment in leases:
Receivables due in installments	142,881	92,314
Estimated residual value	15,257	9,814
Initial direct costs	1,211	729
Less:
Advance lease payments and deposits	(982)	(219)
Unearned income	(49,384)	(35,369)
Allowance for credit losses	(11,722)	(5,722)

Net investment in leases	97,261	61,547
Investment in service contracts, net	32	203
Investment in rental contracts, net	240	106
Property and equipment, net	759	782
Other assets	983	703

Total assets	$104,850	$70,982

	December 31,	December 31,
	2008	2007

LIABILITIES AND STOCKHOLDERS’ EQUITY

Notes payable	$33,325	$6,531
Capital Lease Obligation	125	0
Accounts payable	1,648	1,350
Dividends payable	702	698
Other liabilities	1,308	801
Income taxes payable	8	228
Deferred income taxes	3,396	546

Total liabilities	40,512	10,154

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2008 and December 31, 2007	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,038,257 and 13,960,778 shares issued at December 31, 2008 and December 31, 2007, respectively	140	140
Additional paid-in capital	45,774	45,412
Retained earnings	18,424	15,276

Total stockholders’ equity	64,338	60,828

Total liabilities and stockholders’ equity	$104,850	$70,982

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues:
Income on financing leases	$6,529	$4,210	$23,095	$12,302
Rental income	2,263	2,906	9,829	13,612
Income on service contracts	205	278	925	1,271
Loss and damage waiver fees	931	592	3,236	2,033
Service fees and other	587	445	2,300	1,576
Interest income	30	125	140	877

Total revenues	10,545	8,556	39,525	31,671

Expenses:
Selling, general and administrative	3,363	2,963	13,060	12,824
Provision for credit losses	5,114	2,736	15,313	7,855
Depreciation and amortization	271	247	976	1,344
Interest	324	104	1,020	143

Total expenses	9,072	6,050	30,369	22,166

Income before provision for income taxes	1,473	2,506	9,156	9,505
Provision for income taxes	535	773	3,206	3,303

Net income	$938	$1,733	$5,950	$6,202

Net income per common share:
Basic	$0.07	$0.12	$0.42	$0.45

Diluted	$0.07	$0.12	$0.42	$0.44

Weighted-average shares:
Basic	14,029,127	13,960,778	14,002,045	13,922,974

Diluted	14,195,748	14,154,862	14,204,105	14,149,634

About The Company
MicroFinancial Inc. (Nasdaq-MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.